Exhibit 5.1

April 8, 2019

Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
I am Associate General Counsel of Ryder System, Inc., a Florida corporation (the “Company”), and am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration by the Company of an aggregate of 104,263 shares (the “Shares”) of the Company’s common stock, $.50 par value per share, in connection with the award of (i) 66,430 time vested restricted stock rights (the “RSRs”) and (ii) options to purchase 37,833 shares of Common Stock of the Company (the “Options”), each granted in connection with an employment inducement award within the meaning of NYSE Manual 303A.08 to Scott T. Parker on April 8, 2019. Each of the RSRs and the Options are granted outside the terms of the Amended and Restated Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (the “Plan”), however, subject to the terms and conditions pertaining to each of the RSRs and the Options (collectively, the “Terms and Conditions”) given in connection therewith, the RSRs and the Options will be governed as if they had been granted under the Plan.
In preparing this opinion I have reviewed: (a) the Registration Statement; (b) the Company’s Restated Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) the Plan, (e) the Terms and Conditions, (f) certain records of the Company’s corporate proceedings as reflected in its minute and stock books; and (g) such other documents, as I have deemed relevant and necessary as a basis for the opinions set forth below.
With respect to the foregoing documents, I have assumed: (i) the authenticity of all documents submitted to me as originals, the conformity with authentic original documents of all documents submitted to me as copies or forms, the genuineness of all signatures and the legal capacity of natural persons, and (ii) that the foregoing documents, in the forms thereof submitted for my review, have not been altered, amended, or repealed in any respect material to my opinion as stated herein. I have not reviewed any documents other than the documents listed above for the purpose of rendering this opinion as expressed herein, and I assumed that there exists no other document that bears upon or is inconsistent with this opinion as expressed herein. I have conducted no independent factual investigation of my own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which I assume to be true, complete and accurate in all material respects.
My opinion is limited to matters of law arising under the corporate laws of the State of Florida and the federal laws of the United States of America, insofar as such laws apply, and I express no opinion as to conflicts of law rules, or the laws of any states or jurisdictions, including federal laws regulating securities, other federal laws or the rules and regulations of stock exchanges or any other regulatory body, other than specified above.

Exhibit 5.1

Based upon and subject to the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Terms and Conditions and the Plan, will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ David Beilin
David Beilin, Esq.
Associate General Counsel